Exhibit 1

Nissin Information

September 16, 2004

1.     Business Results as of August 31, 2004

     The business results as of August 31, 2004 are as follows:

          Loans Receivable

	(amount : millions of yen)
	8/03	8/04	yoy
Total Consumer Loans	39,411	2,295	-94.2%
Wide Loans	62,764	53,876	-14.2%
Loans to Small Business Owners	73,288	76,403	4.2%
Small Business Owner Loans	55,326	56,795	2.7%
Business Timely Loans	17,962	19,607	9.2%
Secured Loans	1,496	6,617	342.1%
Notes Receivable	184	212	15.7%
Total Loans Receivable	177,144	139,405	-21.3%

*	Bankrupt, delinquent and doubtful loans receivable are included in the balance of loans receivable.

     (For details please refer to our Monthly Data for August 2004.)

2.     Announcement of Listing for the Stock of Nissin Servicer Co., Ltd.

     Today our consolidated subsidiary Nissin Servicer Co., Ltd. listed its stock on the Mothers market of the Tokyo Stock Exchange, Inc., making it the first servicer company to list on the exchange.

     (For details please refer to the press release issued on September 16, 2004.)

3.     Announcement of Listing Approved for the Stock of Xinhua Finance Ltd.

     Today one of our investments, Xinhua Finance Ltd. was approved to list its stock on the Mothers market of the Tokyo Stock Exchange, Inc., making it the first Chinese company to list on the exchange.

     (For details please refer to the press release issued on September 16, 2004.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

Nissin Information

4.     Holding of Individual Investors’ Conference

     In order to increase investors’ understanding and support for our business strategy and direction, we are going to have a conference targeting individual investors. If you would like to attend the conference, please call the IR department at 03-3348-2423. We are looking forward to seeing you on the day.

Date & Time:	November 15, 2004 (Monday) 18:00-20:00
Location:	Nissin Tokyo head office, conference room
Shinjuku L-Tower 25F, 6-1 Nishi-Shinjuku 1-Chome
Shinjuku-ku, Tokyo

5.     Attendance of CLSA Forum

     On September 13th and 14th, 2004 we attended a forum sponsored by the CLSA (Credit Lyonnais Securities Asia-Pacific Markets) in Hong Kong and delivered our thoughts on business strategy and direction to institutional investors.

(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp